Amendment no. 1 To pricing supplement dated August 18, 2026 to prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026 and product supplement no. 1-I dated April 17, 2026	Registration Statement No. 333-293684 Dated September 29, 2026 Rule 424(b)(3)

Callable Fixed Rate Notes due August 20, 2032

The pricing supplement dated August 18, 2026, related to the notes referred to above (the “pricing supplement”), is amended as follows:

(1)	The sentence “Interest on the notes will be payable in arrears on August 20 of each year, beginning on August 20, 2027 to and including the Maturity Date (each, an “Interest Payment Date”), subject to any earlier redemption and the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.” in the pricing supplement is deleted and replaced by “Interest on the notes will be payable in arrears on the 20th calendar day of February and August of each year, beginning on February 20, 2027 to and including the Maturity Date (each, an “Interest Payment Date”), subject to any earlier redemption and the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.”
CUSIP:	48130KKE6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•	Pricing supplement dated August 18, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026092167/ea0302690-01_424b2.htm

•	Product supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045203/ea0285802-07_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf